EXHIBIT 10.43
SECOND AMENDMENT OF LEASE

THIS SECOND AMENDMENT OF LEASE ("Second Amendment") is made on _____________ __________________________, , 2003 between TRIZEC REALTY, INC., a California corporation ("Landlord"), whose address is 360 Interstate North Parkway, Suite 360, Atlanta GA 30339 and MATRIA HEALTHCARE, INC., a Delaware corporation ("Tenant"), whose address is 2161 Newmarket Parkway, Suite 233, Marietta, GA 30067.

RECITALS

This Second Amendment is based upon the following recitals:

A.     Landlord and Tenant entered into a Lease dated August 29, 2002 ("Lease"), for the premises known as Suite 233, containing 46,611 rentable square feet ("Premises"), in the building located at 2161 Newmarket Parkway (“Building”), Marietta, GA 30067.

B.     Landlord and Tenant amended the Lease by First Amendment of Lease dated May 9, 2003 to expand the Premises by 9,877 rentable square feet (“First Expansion Space”) [Lease and Amendment collectively “Lease as amended”].

C.     Landlord and Tenant desire to amend the Lease as amended to further expand the Premises and otherwise amend the Lease as amended accordingly.

THEREFORE, in consideration of the mutual covenants and agreements stated in the Lease as amended and below, and for other sufficient consideration received and acknowledged by each party, Landlord and Tenant agree to amend the Lease as amended as follows:

1.     RECITALS.     All recitals are fully incorporated.

2.     PREMISES EXPANSION. Effective as of the "Second Expansion Space Commencement Date" defined below, the Premises shall be expanded to include that area known as Suite 158 containing 2,383 rentable square feet in the Building as shown on Exhibit A attached hereto and by this reference made a part hereof ("Second Expansion Space"). Therefore the Premises shall encompass a total of 58,871 rentable square feet.

3.     SECOND EXPANSION SPACE LEASE TERM. The Lease Term as it pertains to the Second Expansion Space shall commence April 1, 2004 ("Second Expansion Space Commencement Date"), and shall expire on April 30, 2008.

4.     BASE RENT and ADDITIONAL RENT. Effective during the Second Expansion Space Lease Term, Base Rent and Additional Rent for the Second Expansion Space shall be adjusted as follows:

    A.     The Base Rent due for the Second Expansion Space shall be payable in equal monthly installments on the first day of each month as follows:

Lease Period	Annual Base Rent Per Rentable Square Foot	Annual Base Rent	Monthly Base Rent

04/01/04 – 03/31/05	$10.00	$23,829.96	$1,985.83
04/01/05 – 03/31/06	$10.30	$24,544.80	$2,045.40
04/01/06 – 03/31/07	$10.61	$25,281.24	$2,106.77
04/01/07 – 03/31/08	$10.93	$26,039.64	$2,169.97
04/01/08 – 04/30/08	$11.26	$26,820.84	$2,235.07

    B.     Tenant shall continue to pay as Additional Rent its pro-rata share (as modified below, effective as of May the Second Expansion Space Commencement Date) of Tax and Insurance Escalation Expenses as described in Section 4.2 of the Lease as amended, to the extent such share exceeds such expenses for the calendar year ending December 31, 2004.

    C.     Common Area Maintenance Expense for the Second Expansion Space shall be payable by Tenant at the rate of $0.85 per square foot of Premises per year and shall be payable in equal monthly payments along with Tenant’s Base Rent during the Term, which amount shall be increased by 3% on a compounded basis annually. Tenant also shall continue to pay for all of its own utilities and services pursuant to Paragraph 7 of the Lease.

    D.     The "Tenant's Share" shall be increased to 53.25% (.5325).

5.     DELIVERY OF AND IMPROVEMENTS TO THE PREMISES. Prior to May the Commencement Date, Landlord shall perform the “Landlord’s Work” described on the Work Letter attached hereto as Exhibit B to this First Amendment and made a part hereof, all according to the terms and conditions of said Work Letter.

6.     BROKERS. Landlord and Tenant represent and warrant that no broker or agent negotiated or was instrumental in negotiating or consummating this Second Amendment except TrizecHahn Colony Square GP LLC and The Eidson Group LLC (“Brokers”). Neither party knows of any other real estate broker or agent who is or might be entitled to a commission or compensation in connection with this Lease. Landlord will pay all fees, commissions or other compensation payable to the Brokers arising from or related to this transaction. Pursuant to Georgia Real Estate Commission Regulation 520-1-108, TrizecHahn Colony Square GP LLC hereby discloses the following concerning this lease transaction: (1) TrizecHahn Colony Square GP LLC represents Landlord and not Tenant; (2) The Eidson Group LLC represents Tenant and not Landlord; and (3) both TrizecHahn Colony Square GP LLC and The Eidson Group LLC shall receive their entire compensation from Landlord. Tenant and Landlord will indemnify and hold each other harmless from all damages paid or incurred by the other resulting from any claims asserted against either party by brokers or agents (other than the Brokers) claiming through the other party. Landlord’s obligation under this Section will survive the expiration or early termination of the Second Expansion Space Lease Term.

7.     CONFLICTING PROVISIONS. If any provisions of this Second Amendment conflict with any of those of the Lease as amended, then the provisions of this Second Amendment shall govern.

8.     REMAINING LEASE PROVISIONS. Except as stated in this Second Amendment, all other viable and applicable provisions of the Lease as amended shall remain unchanged and continue in full force and effect throughout the Lease Term.

9.     BINDING EFFECT. Landlord and Tenant ratify and confirm the Lease as amended and agree that this Second Amendment shall bind and inure to the benefit of the parties, and their respective successors, assigns and representatives as of the date first stated.

AFFIRMING THE ABOVE, the parties have executed this SECOND AMENDMENT OF LEASE on the date first stated.

WITNESSES		LANDLORD:

TRIZEC REALTY, INC., a California corporation

Witness:	By:	/s/ Robert R. Stubbs
Robert R. Stubbs
Title Assistant Secretary

Witness:	By:	/s/ Stephen E. Budorick
Stephen E. Budoric
Title Vice President

TENANT

MATRIA HEALTHCARE, INC., a Delaware corporation

Witness:	By:	/s/

Title